Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of April 19, 2024 (“Effective Date”) between The Arena Group Holdings, Inc a Delaware corporation (the “Company”) and Sara Stern an individual (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive have determined that the terms and conditions of this Agreement are reasonable and in their mutual best interests and accordingly desire to enter into this Agreement in order to provide for the terms and conditions upon which the Executive shall be employed by the Company.

WHEREAS, this Agreement shall supersede and replace any previously existing employment agreement between the Executive and the Company.

NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

Article 1.
TERMS OF EMPLOYMENT

1.1. Employment and Acceptance.

(a). Employment and Acceptance. On and subject to the terms and conditions of this Agreement, the Company shall employ the Executive and the Executive hereby accepts such employment.

(b). Title: Executive shall have the title of: Chief Executive Officer.

(c). Responsibilities and Duties. The Executive’s duties shall consist of such duties and responsibilities as are consistent with the position of a CEO, and such other duties and responsibilities as are mutually determined from time to time by the Board of Directors (“Board”) and Executive.

(d). Reporting. The Executive shall report directly to the Company’s Board of Directors.

(e). Performance of Duties; Travel. With respect to Executive’s duties hereunder, at all times, the Executive shall be subject to the instructions, control, and direction of the Board, and act in accordance with the Company’s Certificate of Incorporation, Bylaws and other governing policies, rules and regulations, except to the extent that the Executive is aware that such documents conflict with applicable law. The Executive shall devote Executive’s business time, attention and ability to serving the Company on an exclusive and full-time basis as aforesaid and as the Board may reasonably require. The Executive shall also travel as required by Executive’s duties hereunder and, subject to Section 1.2(b) below, shall comply with the Company’s then-current travel policies as approved by the Board; provided that Executive shall not be required to travel to any location if Executive would be required to quarantine upon Executive’s return to New York.

1

(f). Location. Executive shall be based in New York, New York, and shall comply with the Company’s policies regarding remote work.

1.2 Compensation and Benefits.

(a). Annual Salary. From the Effective Date, the Executive shall receive an annualized salary of $400,000 for each year (the “Annual Salary”). The Annual Salary shall be payable on a semi-monthly basis or such other payment schedule as used by the Company for its senior level executives from time to time, less such deductions as shall be required to be withheld by applicable law and regulation and consistent with the Company’s practices. The Annual Salary and other compensation payable to the Executive will be reviewed annually by the Board. Bonus payments (if any) in addition to the Annual Salary will be at the direction of the Board.

(b). Expenses. The Executive shall be reimbursed for all ordinary and necessary out-of-pocket business expenses reasonably and actually incurred or paid by the Executive in the performance of the Executive’s duties in accordance with the Company’s policies upon presentation of such expense statements or vouchers or such other supporting information as the Company may require, provided that it is agreed that the Executive shall have the right to travel in business class on flights greater than four hours in duration.

(c). Fringe Benefits and Perquisites. During the Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

(d). Benefits. The Executive shall be entitled to fully participate in all benefit plans that are in place and available to senior level executives of the Company from time to time, including, without limitation, medical, dental, vision and life insurance (if offered), in each case subject to the general eligibility, participation and other provisions set forth in such plans.

(e). Indemnification.

(i). In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company/to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all reasonable costs and reasonable expenses incurred in defense of any Proceeding (including reasonable attorneys’ fees, provided that the Company has the right to select the Executive’s counsel, which the Executive shall not unreasonably reject). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate efforts under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement. This indemnification and reimbursement obligation shall not apply to any Proceeding initiated by the Executive or the Company related to any dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder,

2

(ii). During the Term hereof and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor.

(f). Claw back Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and claw back as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement.

1.3 Termination of Employment.

(a). Term. The Executive’s employment hereunder shall commence on the Effective Date and shall continue until terminated earlier pursuant to Section 1.3(b) of this Agreement. The period during which Executive is employed by the Company hereunder is referred to as the “Term.” The Executive’s employment with the Company is “at-will.” This means that it is not for any specified period of time and can be terminated by the Executive or by the Company at any time, and for any or no reason or cause. This “at-will” nature of the Executive’s employment shall remain unchanged during the Term, and can only be changed by an express written agreement that is signed by the Executive and the CEO.

(b). Termination of Employment. Executive’s employment may be terminated by Executive or Company as follows:

(i). Termination for Cause. The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive setting forth the termination date and, in reasonable detail, the circumstances claimed to provide a basis for termination pursuant to this Section 1.3(b)(i), without any requirement of a notice period and without payment of any compensation of any nature or kind; provided, however, that if the Cause is pursuant to subsections (i), (ii), (vi) or (vii) of the definition of Cause (appearing below), the CEO must give the Executive the written notice referenced above within (30) days of the date that the CEO becomes aware or has knowledge of, or reasonably should have become aware or had knowledge of, such act or omission, and the Executive will have thirty (30) days to cure such act or omission.

3

(ii). Termination without Cause. The Company, upon Board approval, may terminate the Executive’s employment at any time without Cause upon written notice to the Executive, subject to Sections 1.3(c) and 1.3(d).

(iii). Permanent Incapacity. In the event of the “Permanent Incapacity” of the Executive (which shall mean by reason of illness or disease or accidental bodily injury, Executive is so disabled that Executive is unable to ever work again), Executive may thereupon be terminated by the Company upon written notice to the Executive without payment of any severance, if applicable, of any nature or kind (including, without limitation, by way of anticipated earnings, damages or payment in lieu of notice); provided that, in the event of the Executive’s termination pursuant to this Subsection 1.3 (b)(iii), the Company shall pay or cause to be paid to the Executive (i) the amounts prescribed by Section 1.3 (d) below through the date of Permanent Incapacity, and (ii) the amounts specified in any benefit and insurance plans applicable to the Executive as being payable in the event of the permanent incapacity or disability of the Executive, such sums to be paid in accordance with the provisions of those plans as then in effect.

(iv). Death. If the Executive’s employment is terminated by reason of the Executive’s death, the Executive’s beneficiaries or estate will be entitled to receive and the Company shall pay or cause to be paid to them or it, as the case may be, (i) the amounts prescribed by Section 1.3(d) through the date of death, and (ii) the amounts specified in any benefit and insurance plans applicable to the Executive as being payable in the event of the death of the Executive, such sums to be paid in accordance with the provisions of those plans as then in effect.

(v). Termination by Executive. The Executive may terminate employment with the Company upon giving 30 days’ written notice or such shorter period of notice as the Company may accept. The Executive may resign for Good Reason subject to Section 1.3(c) and 1.3(d).

(c). Termination without Cause or by the Executive for Good Reason. If the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason:

(i). If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive on the fifth day of the month immediately following the month in which the Executive timely remits the premium payment (“COBRA Payment”). The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this subsection 1.3(c)(ii) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this subsection 1.3(c)(ii) in a manner as is necessary to comply with the ACA.

4

(ii). Notwithstanding the terms of the Stock Plan or any applicable award agreements all outstanding unvested stock options, restricted stock awards, restricted stock units or stock appreciation rights granted to the Executive shall become fully vested and exercisable for the remainder of their full term and that the Company shall if requested by the Executive be responsible for remitting all taxes payable by the Executive on the Executive’s behalf and the Executive shall forfeit a number of shares under each such award with a fair market value equal to such payments made on the Executive’s behalf (“Equity Acceleration”).

(iii). The payments described in this subsection 1.3(c), along with the vesting acceleration features of the Executive’s options as set forth in Executive’s stock option award agreements (“Equity Acceleration”),, are the only severance or other payments or payments in lieu of notice that the Executive will be entitled to receive under this Agreement (other than payments due under Section 1.3 (d)). Any right of the Executive to the COBRA Payment and Equity Acceleration shall be contingent on the Executive signing, not revoking and complying with a standard form of release agreement with the Company. (which release shall not include any restrictions on post-termination activities other than those referenced within this Agreement).

(d). Earned Salary, PTO and Un-Reimbursed Expenses. In the event that: any portion of the Executive’s Annual Salary or Bonus has been earned but not paid, any PTO has been accrued by the Executive but not used, or any reimbursable expenses have been incurred by the Executive but not reimbursed, in each case to the date of termination of Executive’s employment, such amounts shall be paid to the Executive if required under in accordance with applicable law and the Company’s policies . PTO-related compensation shall be paid at the rate of the Annual Salary.

(e). Statutory Deductions. All payments required to be made to the Executive, Executive’s beneficiaries, or Executive’s estate under this Section shall be made net of all deductions required to be withheld by applicable law and regulation. The Executive shall be solely responsible for the satisfaction of any taxes (including employment taxes imposed on employees and taxes on nonqualified deferred compensation). Although the Company intends and expects that the Bonus Plan and Stock Plan and its payments and benefits will not give rise to taxes imposed under Code Section 409A, neither the Company nor its employees, directors, or their agents shall have any obligation to hold the Executive harmless from any or all of such taxes or associated interest or penalties.

(f). Fair and Reasonable, etc. The parties acknowledge and agree that the payment provisions contained in this Section are fair and reasonable, and the Executive acknowledges and agrees that such payments are inclusive of any notice or pay in lieu of notice or vacation or severance pay to which Executive would otherwise be entitled under statute, pursuant to common law or otherwise in the event that Executive’s employment is terminated pursuant to or as contemplated in this Section 1.3.

1.4 Restrictive Covenants.

(a). Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term [and for a twelve-month period thereafter] (the “Restriction Period”), the Executive agrees and covenants not to engage in Prohibited Activity in the development, implementation, operation, supply and marketing of a publishing platform for content management or other business aggregating third party media brands or publishers into a network for the purpose of conducting collective advertising sales in connection with the offering of such platform or services to third party customers (the “Competing Business”).

5

For purposes of this Section 1.3(a), “Prohibited Activity” is activity in which the Executive contributes her knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the Competing Business.

Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation that engages in the Competing Business, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation. Notwithstanding the foregoing, the Executive may, without violating this Section, (i) provide services that are unrelated to the Competing Business to any entity or person engaged in the Competing Business, as long as the Executive is working in a division, unit, subsidiary, branch and/or affiliate that is not engaged in the Competing Business; (ii) own securities in any venture capital, private debt or equity investment fund or similar investment entity that holds securities in an entity that may be engaged in the Competing Business or own, as a passive investment, securities in a privately held entity engaged in the Competing Business, provided that the number of shares of such entity’s securities that are owned beneficially by Executive represent less than five percent (5%) of the total number of outstanding shares of such entity’s securities; or (iii) work for a venture capital or private equity fund that has portfolio companies that engage in the Competing Business, so long as Executive does not actively participate in the relationship between such fund and the portfolio companies that engage in the Competing Business.

During the Executive’s employment and after the termination of the Executive’s employment with the Company for any reason, the Executive agrees and covenants not to use any Confidential Information to engage in any Prohibited Activity. Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, legal information, marketing information, advertising information, pricing information, design information, personnel information, suppliers, vendors, developments, reports, sales, revenues, costs, formulae, product plans, designs, styles, models, ideas, inventions, patent, patent applications, original works of authorship, discoveries, specifications, customer information, client information, the Company, or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence. Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Confidential Information developed by the Executive in the course of the employment of the Executive by the Company shall be subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to the Executive in the first instance.

6

This Section 1.3(a) does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Company’s Chairman of the Board.

(b). Non-Solicitation of Employees. During the Executive’s employment and for a period of one year following the termination of the Executive’s employment with the Company for any reason, the Executive agrees and covenants not to directly or indirectly, alone or in concert with others, solicit, encourage, influence, recruit, or induce or attempt to solicit, encourage, influence, recruit or induce, or direct any other person or entity to take any of the aforementioned actions, any employee of the Company to cease working for the Company and/or to begin working with any other person or entity. This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, and Twitter, and any other social media platform, whether or not in existence at the time of entering into this Agreement.

Notwithstanding the foregoing, this Section shall not deemed to have been breached or violated by the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of the Company.

(c). Non-Solicitation of Customers. The Company has a legitimate business interest in protecting its substantial and ongoing customer relationships. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to customer sales and the provision to customers of services.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

In exchange for the Executive’s employment by the Company, and based on the Executive’s access to Confidential Information during the Executive’s employment and/or after the termination of the Executive’s employment with the Company for any reason, the Executive agrees and covenants that, during the Executive’s employment and for a period of one year following the termination of the Executive’s employment with the Company for any reason, the Executive will not directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, instant message, or social media, including but not limited to Facebook, LinkedIn, Instagram or Twitter, or any other social media platform, whether or not in existence at the time of entering into this Agreement), attempt to contact, or meet with the Company’s customers or prospective customers as described below for purposes of offering or accepting goods or services competitive with those offered by the Company.

7

This restriction shall only apply to:

(i). Customers the Executive contacted in any way during the past 12 months;

(ii). Customers about whom the Executive has trade secret or confidential information;

(iii). Customers who became customers during the Executive’s employment with the Company;

(iv). Customers about whom the Executive has information that is not available publicly; and

(v). Prospective customers with whom the Executive is engaged in active sales communications or with whom the Executive is aware that the Company is otherwise engaged in active sales communications.

(d). Confidential Information; Proprietary Rights. The Executive will have access to the trade secrets, business plans, and production processes of Company. The Executive will be required to sign a Confidentiality and Proprietary Rights Agreement. Furthermore, the Executive acknowledges that the Confidentiality and Proprietary Rights Agreement signed by the Executive on November 29, 2021, remains in full force and effect (the “CPRA”).

(e). Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time.

(f). Acknowledgment by the Executive. The Executive acknowledges and confirms that: (i) the restrictive covenants contained in this Section 1.3 are reasonably necessary to protect the legitimate business interests of the Company; (ii) the restrictions contained in this Section 1.3 (including, without limitation, the length of the term of the provisions of this Section 1.3) are not overbroad, overlong, or unfair and are not the result of overreaching, duress, or coercion of any kind; and (iii) the Executive’s entry into this Agreement and, specifically this Section 1.3, is a material inducement and required condition to the Company’s entry into this Agreement.

(g). Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 1.3 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 1.3 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

8

(h). Survival. The provisions of this Section 1.3 shall survive the termination of this Agreement.

(i). Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in this Section 1.3 will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction (without the necessity of posting a bond) from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 1.3 by the Executive or any of Executive’s Affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

1.5 Definitions. The following capitalized terms used herein shall have the following meanings:

(a). “Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

(b). “Agreement” shall mean this Agreement, as amended from time to time.

(c). “Annual Salary” shall have the meaning specified in Section 1.2(a).

(d). “Board” shall mean the Board of Directors of the Company.

(e). “Cause” means the (i) Executive’s willful and continued failure substantially to perform the duties of Executive under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the Executive’s willful and continued failure to comply with any reasonable, valid and legal directive of the Chief Executive Officer in accordance with this Agreement; (iii) the Executive’s engagement in dishonesty, illegal conduct, or willful misconduct, which is, in each case, materially and demonstrably injurious to the Company or its Affiliates; (iv) the Executive’s embezzlement, misappropriation, or fraud against the Company or any of its Affiliates; (v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude if such felony or misdemeanor is work-related, materially impairs the Executive’s ability to perform services for the Company, or results in a material loss to the Company or material damage to the reputation of the Company; (vi) the Executive’s willful and continued violation of a material policy of the Company that has been previously delivered to Executive in writing if such failure causes material harm to the Company; or (vii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company that is not cured within 30 days of written notice detailing such breach from the Company to the Executive. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

(f). “Code” shall have the meaning of the Internal Revenue Code of 1986, as it may be amended from time to time.

9

(g). “Company” shall have the meaning specified in the introductory paragraph hereof; provided that, (i) “Company’ shall include any successor to the Company and (ii) for purposes of Section 1.4, the term “Company’ also shall include any existing or future subsidiaries of the Company that are operating during any of the time periods described in 1.1(a) and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described in Section 1.1(a).

(h). “Good Reason” shall mean any of the following events, which has not been either consented to in advance by the Executive in writing or, with respect only to subsections (i), (ii), (iii), or (vi) below, cured by the Company within a reasonable period of time, not to exceed 30 days, after the Executive provides written notice within 30 days of the initial existence of one or more of the following events: (i) a material reduction in Annual Salary for which Executive is eligible; provided, however, that Company may reduce Executive’s Annual Salary in a force majeure event under Section 2.1 or where the reduction is consistent with similar reductions among Company’s executive employees; (ii) in any merger or sale of all or substantially all of the assets of the Company or any other acquisition of the Company, the failure of the acquirer of the Company or its assets to assume all rights and obligations under this Agreement and the equity awards entered into with Executive; (iii) a material breach of the Agreement by the Company; (iv) a material diminution or reduction in the Executive’s responsibilities, duties or authority; (v) requiring the Executive to take any action which would violate any federal or state law; (vi) any requirement that the Executive’s duties be performed outside of New York, New York more than two (2) days per week on average, (it being understood that certain weeks will require lengthier stays outside of New York, New York); or (vii) any failure by the Company to comply with Section 2.6 of this Agreement. Good Reason shall not exist unless the Executive terminates Executive’s employment within seventy-five (75) days following the initial existence of the condition or conditions that the Company has failed to cure, if applicable.

(i). “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

(j). “Proprietary Information” shall mean the Confidential Information as defined in the CPRA, as it may exist from time to time.

10

Article 2.
MISCELLANEOUS PROVISIONS

2.1 Force Majeure. In the event either party is unable to perform its or Executive’s obligations under the terms of this Agreement because of acts of God; act of government; war; natural disaster; pandemics, epidemics or other outbreaks of disease, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes. The Company acknowledges that this Section shall only apply to the Executive so long as the Company applies it consistently with respect to similarly situated executives at the Company.

2.2 Further Assurances. Each of the parties hereto shall execute and cause to be delivered to the other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

2.3 Notices. All notices hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, (b) national prepaid overnight delivery service, (c) electronic transmission (following with hard copies to be sent by prepaid overnight delivery Service) or (d) personal delivery with receipt acknowledged in writing. All notices shall be addressed to the parties hereto at their respective addresses as set forth below (except that any party hereto may from time to time upon fifteen days’ written notice change its address for that purpose), and shall be effective on the date when actually received or refused by the party to whom the same is directed (except to the extent sent by registered or certified mail, in which event such notice shall be deemed given on the third day after mailing).

(a). If to the Company:

The Arena Platform, Inc.

200 Vesey Street

24th Floor

New York, NY 10821

Email: hr@thearenagroup.net

(b). If to the Executive:

15 West 24th Street

Apt 10

New York, NY 10010

Email: saramsilverstein@gmail.com

2.4 Headings. The underlined or boldfaced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement,

2.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11

2.6 Governing Law; Jurisdiction and Venue.

(a). This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws), except to the extent preempted by federal law.

(b). Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in New York County, New York.

2.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). The Company will use commercially reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. The Executive shall not assign this Agreement or any of Executive’s rights or obligations hereunder (by operation of law or otherwise) to any Person without the consent of the Company.

2.8 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. The parties to this Agreement further agree that in the event Executive prevails on any material claim (in a final adjudication) in any legal proceeding brought against the Company to enforce Executive’s rights under this Agreement, the Company will reimburse Executive for the reasonable legal fees incurred by Executive in connection with such proceeding.

2.9 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of statutory claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

12

2.10 Code Section 409A Compliance. To the extent amounts or benefits that become payable under this Agreement on account of the Executive’s termination of employment (other than by reason of the Executive’s death) constitute a distribution under a “nonqualified deferred compensation plan” within the meaning of Code Section 409A (“Deferred Compensation”), the Executive’s termination of employment shall be deemed to occur on the date that the Executive incurs a “separation from Service’ with the Company within the meaning of Treasury Regulation Section 1.409A-1(h). If at the time of the Executive’s separation from service, the Executive is a “specified Executive’ (within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(i)), the payment of such Deferred Compensation shall commence on the first business day of the seventh month following Executive’s separation from Service and the Company shall then pay the Executive, without interest, all such Deferred Compensation that would have otherwise been paid under this Agreement during the first six months following the Executive’s separation from service had the Executive not been a specified Executive. Thereafter, the Company shall pay Executive any remaining unpaid Deferred Compensation in accordance with this Agreement as if there had not been a six-month delay imposed by this paragraph. If any expense reimbursement by the Executive under this Agreement is determined to be Deferred Compensation, then the reimbursement shall be made to the Executive as soon as practicable after submission for the reimbursement, but no later than December 31 of the year following the year during which such expense was incurred. Any reimbursement amount provided in one year shall not affect the amount eligible for reimbursement in another year and the right to such reimbursement shall not be subject to liquidation or exchange for another benefit. In addition, if any provision of this Agreement would subject the Executive to any additional tax or interest under Code Section 409A, then the Company shall reform such provision; provided that the Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting the Executive to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation.

2.11 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

2.12 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law,

2.13 Parties in Interest. Except as provided herein, none of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

2.14 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements, term sheets and understandings between the parties relating to the subject matter hereof.

[SIGNATURE PAGE TO EXECUTIVE
EMPLOYMENT AGREEMENT TO FOLLOW]

13

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

THE COMPANY:

THE ARENA PLATFORM, INC.

By:	/s/ Cavitt Randall
Name:	Cavitt Randall
Title:	Chairman of the Board

THE EXECUTIVE:

/s/ Sarah Stern

14